Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Completion of $16.5 Million Private Placement of Subordinated Notes

Morrisville, VT August 26, 2021 - Union Bankshares, Inc. (NASDAQ - UNB) is pleased to announce that the Company has completed a private placement of $16.5 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2031 (the “Notes”) to certain qualified institutional buyers and accredited investors.

The Notes will initially bear interest at 3.25% per year, payable semi-annually in arrears. Beginning September 1, 2026 through the maturity date or earlier redemption, the interest rate will reset quarterly based on the then current Three-Month Term SOFR plus 263 basis points, payable quarterly in arrears. Also beginning on September 1, 2026 through maturity, the Notes may be redeemed in whole or in part, at the Company’s option. The Notes will mature on September 1, 2031.

The Notes are structured to qualify as Tier 2 capital instruments for regulatory capital purposes. The Company intends to utilize the proceeds from the sale of the Notes to provide additional capital support to the Company’s wholly-owned subsidiary, Union Bank, to support growth and for other general corporate purposes.

Union Bankshares, Inc. CEO David Silverman stated “We are very pleased to have successfully completed this subordinated debt issuance at favorable pricing.” PNC FIG Advisory served as sole placement agent. Primmer Piper Eggleston & Cramer PC served as legal counsel to the Company and Pillar+Aught served as legal counsel for the placement agent.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.